Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

Affymax Appoints Keith Leonard and Christi Van Heek

to its Board of Directors

PALO ALTO, Calif., Deceber 10, 2007 - Affymax, Inc. (Nasdaq: AFFY) today announced the appointment of Keith Leonard and Christi van Heek to the company’s board of directors.  Mr. Leonard has nearly 20 years of operations experience at biotechnology companies, including 13 years at Amgen, Inc.  Ms. van Heek’s 25 years in the healthcare and biotechnology industry includes 13 years at Genzyme Corporation where she most recently served as president, Therapeutics Division.

“Keith and Christi bring a wealth of biopharmaceutical experience to Affymax with extensive expertise in commercial operations, including building and operating renal and nephrology franchises,” said Arlene M. Morris, president and chief executive officer of Affymax.  “As we advance our lead product candidate, Hematide™, for the treatment of anemia through clinical development and, if successful, into commercialization, their knowledge and insight will be very valuable.”

Mr. Leonard is currently president and chief executive officer of Kythera Biopharmaceuticals, a privately held company focused on aesthetic medicine, a company he founded in 2005.  Prior to Kythera, Mr. Leonard served 13 years in various roles at Amgen, Inc., most recently as senior vice president, Amgen Europe from 2001 to 2004.

During that time, he oversaw the launch of Aranesp® in both nephrology and oncology, with his team achieving market leadership in both segments.  Earlier at Amgen, he led the creation of the Rheumatology Business Unit which launched, Kineret®, and led the interdisciplinary leadership team that was instrumental in the Immunex acquisition and addition of Enbrel® to Amgen’s Rheumatology portfolio.  He brings extensive experience in the areas of commercialization, pricing and organizational development.  Mr. Leonard holds a an M.B.A. from the University of California, Los Angeles; an M.S. in engineering from the University of California, Berkeley; a B.A. in history from the University of Maryland; and a B.S. in engineering from the University of California, Los Angeles.

Ms. van Heek is currently founder and managing director of BIO POINT Group, focused on global commercialization, sales, marketing and business development.  From 1991 to 2003, Ms. van Heek served in various roles at Genzyme, most recently as corporate officer and president, Therapeutics Division, where she was responsible for building world wide commercialization organizations and sales and marketing management.  Under her leadership, the division expanded into over 60 countries and annual revenues grew to $700MM.  In addition, earlier in her career at Genzyme, she was responsible for building a commercial organization to support and execute the launch of Renagel®, a renal product, in a new therapeutic area for Genzyme.  In addition, she has held various sales and marketing positions at Genentech, Inc. and Caremark/HHCA.  Ms. Van Heek also currently serves on the board of directors for Visioneering Corporation.  She holds a B.S.N. from the University of Iowa and received her M.B.A. from Lindenwood University in St. Louis.

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently being evaluated in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure and is in clinical trials for the treatment of chemotherapy-induced anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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